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                                                                    EXHIBIT 99.2

1. On September 14, 2001, the Talarian board of directors met and, among other things, reviewed the status of the various strategic alternatives then under consideration. At this meeting, the Talarian board of directors appointed director David Caplan to the strategic opportunities committee, replacing Brian Horey who had resigned on August 29, 2001, due to the time commitment required to serve on the committee. Also on September 14, Talarian formally engaged Lehman Brothers to act as Talarian's exclusive financial advisor to identify strategic opportunities for Talarian and assist the company in evaluating and negotiating terms of any potential strategic transactions.

2. Thomas J. Laffey, a director and the vice president, chief technical officer and secretary of Talarian, has signed an employment agreement with TIBCO to serve as a vice president of TIBCO for a term of 18 months following the closing of the merger. Mr. Laffey's employment agreement provides that in addition to his annual salary of $215,000, he will participate in TIBCO's bonus plan and will receive, subject to the approval of TIBCO's board of directors, an option to purchase 100,000 shares of TIBCO common stock with an exercise price equal to fair market value at the date of grant that will vest at the rate of 25% on the first anniversary of his employment and in equal monthly increments over the next thirty-six months. Mr. Laffey's period of service with Talarian will be carried forward and credited towards his seniority at TIBCO for purposes of determining his qualification for TIBCO's vacation and other benefits, which is based on his length of service with TIBCO. In addition, in the event TIBCO terminates Mr. Laffey's employment for any reason other than for cause, death or disability, or if Mr. Laffey terminates his employment because of an adverse change in his compensation, title, duties or location of employment, the employment agreement provides for severance benefits that include the payment of his annual salary on a monthly basis for the longer of six months or the remaining term of his employment agreement, and the acceleration of vesting of all unvested options for or restricted shares of TIBCO common stock received by Mr. Laffey prior to the closing of the merger. Mr. Laffey also signed TIBCO's standard proprietary information and inventions agreement, as well as a non-competition and non-solicitation agreement. The agreements with Mr. Laffey will become effective upon the consummation of the merger.